FORM 4                                                      OMB APPROVAL
                                                    ----------------------------
/ / Check this box if no longer subject to          OMB NUMBER:  3235-0104
    Section 16. Form 4 or Form 5                    Expires:  December 31, 2001
    obligation may continue                         Estimated average burden
    See Instruction 1(b)                            hours per response 0.5
(Print or Type Response)                            ----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Williams                        Bruce                 A.
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   (Last)                           (First)             (Middle)

    c/o Genta Incorporated
    Two Connell Drive
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                                    (Street)

  Berkeley Heights                      NJ                  07922
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     Genta Incorporated (Nasdaq: GNTA)



________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     January 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                            Sr. VP Sales & Marketing

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


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           Table I -- Non Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     From:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    -----------   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            day/year)     Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, par value $.001                                                                    7,000          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
  IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC1474 (3-99)



FORM 4 (Continued)

Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                                    ship
                                                                                                          9.        Form
                    2.                                                                                    Number    of
                    Conver-                    5.                              7.                         of        Deriv-   11.
                    sion                       Number of                       Title and Amount           Deriv-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ative     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            of      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V     A    D      cisable  Date     Title     Shares  5)       4)        4)       4)
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
Options to acquire  $13.70   1/25/02  A                      1/25/03  1/25/13  Common    35,000           185,000   D
Common Stock (1)                                                               Stock, par
                                                                               value
                                                                               $.001
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
Explanation of Responses:

(1) These options were granted as part of an annual bonus. These options vest equally over the next four (4) years.

/s/ Bruce A. Williams                                    February 8, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.